RULES OF THE

GENIUS GROUP LIMITED EMPLOYEE SHARE OPTION SCHEME

TABLE OF CONTENTS

GENIUS GROUP LIMITED - EMPLOYEE SHARE OPTION SCHEME

1. Name of the ESOS

The ESOS shall be called the "Genius Group Limited Employee Share Option Scheme".

2. Definitions

2.1 In the ESOS, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Act	The Companies Act (Cap 50) of Singapore as amended, modified or supplemented from time to time.
Associated Company	Any company outside the Group in which the Company and/or Group has an equity interest.
Auditors	The auditors of the Company for the time being.
Board	The board of directors of the Company.
Business Day	A day (other than Saturdays, Sundays or gazetted public holidays) on which banks are open for business in Singapore.
Committee	The compensation committee of the Company, or such other committee comprising directors of the Company, duly authorised and appointed by the Board to administer the ESOS.
Company	Genius Group Limited, a company incorporated under the laws of Singapore with registration number 201541844C.
Constitution	Means the Constitution of the Company (as may be in force from time to time).
Date of Grant	Means the date on which the Option is granted under Rule 7.
Director	A person holding office as a director for the time being of the Company and/or its Subsidiaries, as the case may be.

Eligible Employees	Any of the employees in the following companies: 1. GeniusU Web Services Private Ltd, a company incorporated under the laws of India with registration number UN2900GJ2014PTC081013; 2. Entrepreneurs Institute Australia Pty Ltd, a company incorporated under the laws of Australia with registration number ABN 51163274940; 3. Genius Group Limited, a company incorporated under the laws of Singapore with registration number 201541844C; 4. Genius Group USA Inc, a company incorporated under the laws of Delaware with registration number 883748550; 5. Genisu Limited, a company incorporated under the laws of Singapore with registration number 201932790Z; 6. Wealth Dynamics Pte Ltd, a company incorporated under the laws of Singapore with registration number 201111528G; 7. Talent Dynamics Pathway Limited, a company incorporated under the laws of United Kingdom with registration number 7366851; 8. Entrepreneur Resorts Ltd and Subsidiaries, a company incorporated under the laws of Seychelles with registration number 194139; 9. University of Antelope Valley, a company incorporated under the laws of United States of America with registration number 03427500; 10. Property Investors Network Ltd, a company incorporated under the laws of United Kingdom with registration number 8166332; 11. Mastermind Principles Ltd, a company incorporated under the laws of United Kingdom with registration number 07106363; 12. Education Angels In Home Childcare Limited, a company incorporated under the laws of New Zealand with registration number 9429042447597;

	13. E Squared Education Enterprise and Subsidiaries, a company incorporated under the laws of South Africa with registration number 2002/020554/07; 14. Revealed Films Inc, a company incorporated under the laws of United States of America with registration number 10716315-0143.
ESOS	This Genius Group Limited Employee Share Option Scheme, as amended from time to time.
Executive Director	A director of the Company and/or its Subsidiaries, as the case may be, who performs an executive function within the Company or the relevant Subsidiary, as the case may be.
Exercise Price	The price at which a Participant shall subscribe for each Share upon the exercise of an Option which shall be the price as determined in accordance with Rule 9, as adjusted in accordance with Rule 10.
Grantee	A person to whom an offer of an Option is made.
Group	The Company, its Subsidiaries, and any Eligible Company.
Group Employee	Any confirmed employee of the Group (including any Executive Director) selected by the Committee to participate in the ESOS in accordance with Rule 4.
Non-Executive Director	A director of the Company and/or its Subsidiaries, as the case may be, other than an Executive Director but including the independent Directors of the Company.
Offer Date	The date on which an offer to grant an Option is made pursuant to the ESOS.
Offeree	The person to whom an offer of an Option is made.
Option	The right to subscribe for Shares granted or to be granted to a Group Employee pursuant to the ESOS and for the time being subsisting.

Option Period	The period for the exercise of an Option, being ten (10) years from the Date of Grant, subject to Rules 11 and 15 and any other conditions as may be introduced by the Committee from time to time, as long as the Eligible Employee is employed by the relevant company or 90 days after termination of his employment agreement (for the avoidance of doubt, where such 90th day falls on a weekend or public holiday of the country where the relevant company had hired the said Eligible Employee, then the next working day in that particular country shall be deemed to apply instead).
Participant	The holder of an Option.
Record Date	The date as at the close of business on which the Shareholders must be registered in order to participate in any dividends, rights, allotments or other distributions.
Rules	Rules of this ESOS.
US$	United States Dollars.
Shareholders	The registered holders of Shares.
Shares	Ordinary shares of US$ in the capital of the Company, with such rights and obligations as set out in the Constitution.
Subsidiaries	Companies which are for the time being subsidiaries of the Company as defined by section 5 of the Act; and "Subsidiary" means each of them.
Vesting Schedule	4 year vesting, with 1 year cliff, and quarterly vesting thereafter up to the 4th year
%	Per centum

2.2 Words importing the singular number shall, where applicable, include the plural number and vice versa. Words importing the masculine gender shall, where applicable, include the feminine and neuter gender.

2.3 Any reference to a time or date is a reference to the time and date in Singapore.

2.4 Any reference in the ESOS to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined under any statutory modification thereof and used in the ESOS shall have the meaning assigned to it under statutory modification.

3. Objectives of the ESOS

The ESOS will provide an opportunity for Group Employees who have contributed significantly to the growth and performance of the Group (including Executive and Non-Executive Directors) and who satisfy the eligibility criteria as set out in Rule 4 of the ESOS, to participate in the equity of the Company.

The ESOS is primarily a share incentive scheme. It recognises the fact that the services of such Group Employees are important to the success and continued well-being of the Group. Implementation of the ESOS will enable the Company to give recognition to the contributions made by such Group Employees. At the same time, it will give such Group Employees an opportunity to have a direct interest in the Company at no direct cost to its profitability and will also help to achieve the following positive objectives:

(a) the motivation of each Participant to optimise his performance standards and efficiency and to maintain a high level of contribution to the Group;

(b) the retention of key employees and Executive Directors of the Group whose contributions are essential to the long-term growth and profitability of the Group;

(c) to instil loyalty to, and a stronger identification by the Participants with the long-term prosperity of the Company;

(d) to attract potential employees with relevant skills to contribute to the Group and to create value for the Shareholders; and

(e) to align the interests of the Participants with the interests of the Shareholders.

4. Eligibility of participants

4.1 The following persons shall be eligible to participate in the ESOS at the absolute discretion of the Committee:

(a) Employees of the Company and its Subsidiaries

(i) confirmed full-time employees of the Company and/or its Subsidiaries who have attained the age of twenty-one on or before the Offer Date;

(ii) Directors of the Company and/or its Subsidiaries who perform an executive function, provided that any Director who is a member of the Committee shall not be involved in the Committee's deliberations and decisions in respect of Options to be granted to or held by that Director;

(iii) employees who qualify under sub-paragraph (i) above and are seconded to a company in an Associated Company; and

(iv) Controlling Shareholders or their Associates, provided that:

(A) they have been instrumental in contributing and spearheading the growth of the business operations of our Group;

(B) their participation in the ESOS and the actual number and the terms of the Options to be granted are specially approved by the Committee in a separate resolution for each such person;

(C) a letter or notice of participation proposing such a resolution is provided, with clear rationale for the proposed participation by such Controlling Shareholders or their Associates. This letter or notice to the Committee shall also include a clear rationale for the number and terms (including the Exercise Price) of the Options to be granted; and

(D) Such Controlling Shareholder and Associate shall abstain from voting on any resolution in relation to his participation in the ESOS, the actual number and terms of Options to be granted and the grant of Options to him.

(b) Associated Company Employee

(i) confirmed full-time employees of an Associated Company who have attained the age of twenty-one on or before the Offer Date;

(ii) directors of an Associated Company who perform an executive function; and

(iii) non-executive directors of an Associated Company.

4.2 For the purposes of paragraphs (a)(i) and (b)(i) above, the secondment of an employee to another company shall not be regarded as a break in his employment or his having ceased by reason only of such secondment to be a full-time employee of the Group.

4.3 There shall be no restriction on the eligibility of any Participant to participate in any other share option or share incentive schemes implemented by any other companies within the Group or by any Associated Company or otherwise.

4.4 Subject to the Act, the terms of eligibility for participation in the ESOS may be amended from time to time at the absolute discretion of the Committee, which will be exercised judiciously.

5. Maximum entitlement

Subject to Rule 4 and Rule 10, the aggregate number of Shares in respect of which Options may be offered to a Grantee for subscription in accordance with the ESOS shall be determined at the discretion of the Committee which shall take into account criteria such as rank, past performance, years of service and potential development of the Participant.

6. Limitation on size of the ESOS

The aggregate nominal amount of Shares over which the Committee may grant Options on any date, when added to the nominal amount of Shares issued and issuable in respect of all Options granted under the ESOS shall not exceed 10% of the issued share capital of the Company on the day immediately preceding the Offer Date of the Option.

7. Offer date

7.1 The Committee may, save as provided in Rule 4, Rule 5 and Rule 6, offer to grant Options to such Grantees as it may select in its absolute discretion at any time during the period when the ESOS is in force.

7.2 An offer to grant the Option to a Grantee shall be made by way of a letter (the "**Letter of Offer**") in the form or substantially in the form set out in Schedule A, subject to such amendments as the Committee may determine from time to time.

8. Acceptance of offer

8.1 An Option offered to a Grantee pursuant to Rule 7 may only be accepted by the Grantee within 1 month after the relevant Offer Date and not later than 5:00 p.m. on the aforesaid deadline by completing, signing and returning to the Company the Acceptance Form in the form or substantially in the form set out in Schedule B, subject to such modification as the Committee may from time to time determine, accompanied by payment of US$1.00 as consideration. If, at the date on which the Company receives from the Grantee the Acceptance Form in respect of the Option as aforesaid, he remains eligible to participate in the ESOS in accordance with these Rules.

8.2 If a grant of an Option is not accepted strictly in the manner as provided in this Rule 8, such offer shall, upon the expiry of the aforesaid 1 month period, automatically lapse and shall forthwith be deemed to be null and void and be of no effect.

8.3 The Company shall be entitled to reject any purported acceptance of a grant of an Option made pursuant to this Rule 8 or Exercise Notice given pursuant to Rule 12 which does not strictly comply with the terms of the ESOS.

8.4 Options are personal to the Grantees to whom they are granted and shall not be sold, mortgaged, transferred, charged, assigned, pledged or otherwise disposed of or encumbered in whole or in part or in any way whatsoever without the Committee's prior written approval, but may be exercised by the Grantee's duly appointed personal representative(s) as provided in Rule 11.5 in the event of the death of such Grantee.

8.5 If a grant of an Option results in a contravention of any applicable law or regulation, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

8.6 Unless the Committee determines otherwise, an Option shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(a) it is not accepted in the manner as provided in Rule 8.1;

(b) the Grantee dies prior to his acceptance of the Option;

(c) the Grantee is adjudicated a bankrupt or enters into composition with his creditors prior to his acceptance of the Option;

(d) the Grantee being a Group Employee ceases to be in the employment of the Group or (being a Director) ceases to be a Director of the Company, in each case, for any reason whatsoever prior to his acceptance of the Option or prior to the full completion of the Vesting Schedule; or

(e) the Company is liquidated or wound-up prior to the Grantee's acceptance of the Option.

9. Exercise price

9.1 Subject to any adjustment pursuant to Rule 10, the Exercise Price for each Share in respect of which an Option is exercisable shall be determined by the Committee, in its absolute discretion, on the Date of Grant, at fair market value of the Shares calculated based on the closing price of the Shares on the New York Stock Exchange ("**NYSE**") at the end of the trading day of the NYSE prior to the grant date .

10. Alteration of capital

10.1 If a variation in the issued share capital of the Company (whether by way of a capitalisation of profits or reserves or rights issue or reduction (including any reduction arising by reason of the Company purchasing or acquiring its issued Shares), subdivision, consolidation or distribution, or otherwise howsoever) should take place, then:

(a) the Exercise Price in respect of the Shares, class and/or number of Shares comprised in the Options to the extent unexercised and the rights attached thereto; and/or

(b) the class and/or number of Shares in respect of which additional Options may be granted to Participants may be adjusted in such manner as the Committee may determine to be appropriate including retrospective adjustments where such variation occurs after the date of exercise of an Option but the Record Date relating to such variation precedes such date of exercise and, except in relation to a capitalisation issue, upon the written confirmation of the Auditors (acting only as experts and not as arbitrators), that in their opinion, such adjustment is fair and reasonable.

10.2 Notwithstanding the provisions of Rule 10.1 above, no such adjustment shall be made (a) if as a result, the Participant receives a benefit that a Shareholder does not receive; and (b) unless the Committee after considering all relevant circumstances considers it equitable to do so.

10.3 Unless the Committee considers an adjustment to be appropriate, the issue of securities as consideration for an acquisition of any assets by the Company, will not be regarded as a circumstance requiring adjustment under the provisions of this Rule 10.

10.4 The restriction on the number of Shares to be offered to any Grantee under Rule 5 above, shall not apply to the number of additional Shares or Options over additional Shares issued by virtue of any adjustment to the number of Shares and/or Options pursuant to this Rule 10.

10.5 Upon any adjustment required to be made, the Company shall notify each Participant (or his duly appointed personal representative(s)) in writing and deliver to him (or, where applicable, his duly appointed personal representative(s)) a statement setting forth the new Exercise Price thereafter in effect and the class and/or number of Shares thereafter comprised in the Option so far as unexercised. Any adjustment shall take effect upon such written notification being given.

11. Option period

11.1 Options granted shall only be exercisable,), at any time, by a Participant within the Option Period or such earlier date as may be determined by the Committee, failing which all unexercised Options shall immediately lapse and become null and void and a Participant shall have no claim against the Company.

11.2 An Option shall, to the extent unexercised, immediately lapse and become null and void and a Participant shall have no claim against the Company:

(a) subject to Rules 11.33, 11.4 and 11.55, upon the Participant ceasing to be in the employment of the Company or any of the companies within the Group for any reason whatsoever;

(b) upon the bankruptcy of the Participant or the happening of any other event which result in his being deprived of the legal or beneficial ownership of such Option; or

(c) in the event of misconduct on the part of the Participant, as determined by the Committee in its absolute discretion.

For the purpose of Rule 11.3(a), a Participant shall be deemed to have ceased to be so employed as of the date the notice of termination of employment is tendered by or is given to him, unless such notice shall be withdrawn prior to its effective date.

11.3 If a Participant ceases to be employed by the Group by reason of his:

(a) ill health, injury or disability, in each case, as certified by a medical practitioner approved by the Committee;

(b) redundancy;

(c) retirement at or after a normal retirement age; or

(d) retirement before that age with the consent of the Committee,

or for any other reason approved in writing by the Committee, he may, at the absolute discretion of the Committee exercise any unexercised Option within the relevant Option Period and upon the expiry of such period, the Option shall immediately lapse and become null and void.

11.4 If a Participant ceases to be employed by a Subsidiary:

(a) by reason of the Subsidiary, by which he is principally employed ceasing to be a company within the Group or the undertaking or part of the undertaking of such Subsidiary, being transferred otherwise than to another company within the Group; or

(b) for any other reason, provided the Committee gives its consent in writing, he may, at the absolute discretion of the Committee, exercise any unexercised Options within the relevant Option Period and upon the expiry of such period, the Option shall immediately lapse and become null and void.

11.5 If a Participant dies and at the date of his death holds any unexercised Option, such Option may, at the absolute discretion of the Committee, be exercised by the duly appointed legal personal representative(s) of the Participant within the relevant Option Period and upon the expiry of such period, the Option shall immediately lapse and become null and void.

11.6 If a Participant, who is also an Executive Director, ceases to be a Director for any reason whatsoever, he may, at the absolute discretion of the Committee, exercise any unexercised Option within the relevant Option Period and upon the expiry of such period, the Option shall immediately lapse and become null and void.

12. Exercise of Options

12.1 An Option may be exercised, in whole or in part, by a Participant giving notice in writing to the Company in the form or substantially in the form set out in Schedule C (the "**Exercise Notice**"), subject to such amendments as the Committee may from time to time determine. Every Exercise Notice must be accompanied by a remittance for the full amount of the aggregate Exercise Price in respect of the Shares which have been exercised under the Option, and any other documentation the Committee may require. All payments shall be made by cheque, cashier's order, bank draft or postal order made out in favour of the Company. An Option shall be deemed to be exercised upon the receipt by the Company of the abovementioned Notice duly completed and the receipt by the Company of the full amount of the aggregate Exercise Price in respect of the Shares which have been exercised under the Option.

12.2 In exercising an Option, a Participant may, if he wishes to, choose to sell his shares in the open market, and receive only the proceeds above the Exercise Price.

12.3 Any exercise of Options shall be subject to the following:

(a) the Vesting Schedule;

(b) such consents or other actions required by any competent authority under any regulations or enactments for the time being in force as may be necessary; and

(c) compliance with the Rules, the Constitution of the Company, and the Company shall, as soon as practicable after the exercise of an Option by a Participant but in any event within 30 Business Days after the date of the exercise of the Option in accordance with Rule 12.1, allot the Shares in respect of which such Option has been exercised by the Participant and deliver to the Participant a share certificate representing the Shares in the name of the Participant within 30 Business Days from the date of such allotment.

12.4 Shares allotted and issued upon the exercise of an Option shall be subject to all provisions of the Constitution of the Company and shall rank *pari passu* in all respects with the then existing issued Shares in the capital of the Company except for any dividends, rights, allotments or other distributions, the Record Date for which is prior to the date such Option is exercised.

12.5 The Company shall keep available sufficient unissued Shares to satisfy the full exercise of all Options for the time being remaining capable of being exercised.

13. Modifications to the ESOS

13.1 Any or all the provisions of the ESOS may be amended from time to time by resolution of the Committee, except that any modification or alteration which shall alter adversely the rights attaching to any Option granted prior to such modification or alteration and which in the opinion of the Committee, materially alters the rights attaching to any Option granted prior to such modification or alteration may only be made with the consent in writing of such number of Participants who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters (3/4) in nominal amount of all the Shares which would fall to be allotted upon exercise in full of all outstanding Options. For the purposes of this Rule 13.1, the opinion of the Committee as to whether any modification or alteration would adversely alter the rights attaching to any Option shall be final and conclusive.

13.2 Notwithstanding anything to the contrary contained in Rule 13.1, the Committee may at any time by resolution (and without other formality, amend or alter the ESOS in any way to the extent necessary to cause the ESOS to comply with any statutory provision or the provision or the regulations of any regulatory or other relevant authority or body.

13.3 Written notice of any modification or alteration made in accordance with this Rule 13 shall be given to all Participants.

14. Duration of the ESOS

14.1 The ESOS shall continue to be in force at the discretion of the Committee, subject to a maximum period of ten (10) years, commencing on the date on which the ESOS is adopted by the Board. Subject to compliance with all applicable laws and regulations in Singapore, the ESOS may be continued beyond the above stipulated period with the approval of the Board and of any relevant authorities which may then be required.

14.2 The ESOS may be terminated at any time by the Board subject to all other relevant approvals which may be required and if the ESOS is so terminated, no further Options shall be offered by the Company hereunder.

14.3 The termination, discontinuance or expiry of the ESOS shall be without prejudice to the rights accrued to Options which have been granted and accepted as provided in Rule 8, whether such Options have been exercised (whether fully or partially) or not.

15. Winding up of the company

15.1 If, under any applicable laws, the court sanctions a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with another company or companies, Participants (including Participants holding Options which are then not exercisable pursuant to the provisions of Rule 11.1) shall notwithstanding Rules 11 and 12 but subject to Rule 15.4, be entitled to exercise any Option then held by them during the period commencing on the date upon which the compromise or arrangement is

sanctioned by the court and ending either on the expiry of 60 days thereafter or the date upon which the compromise or arrangement becomes effective, whichever is later (but not after the expiry of the Option Period relating thereto), whereupon any unexercised Option shall lapse and become null and void, Provided always that the date of exercise of any Option shall be before ten (10) years from the Offer Date.

15.2 If an order or an effective resolution is passed for the winding up of the Company on the basis of its insolvency, all Options, to the extent unexercised, shall lapse and become null and void.

15.3 In the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it dispatches such notice to each member of the Company give notice thereof to all Grantees (together with a notice of the existence of the provision of this Rule 15.3) and thereupon, each Grantee (or his personal representative(s)) shall be entitled to exercise all or any of his Options at any time not later than 2 Business Days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the aggregate Exercise Price for the shares in respect of which the notice is given whereupon the Company shall as soon as possible and in any event, no later than the Business Day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares to the Grantee credited as fully paid.

15.4 If in connection with the scheme referred to in Rule 15.1 above or the winding up referred to in Rule 15.3 above, arrangements are made (which are confirmed in writing by the Auditors, acting only as experts and not as arbitrators, to be fair and reasonable) for the compensation of Participants, whether by the continuation of their Options or the payment of cash or the grant of other options or otherwise, a Participant holding an Option, which is not then exercisable, may not, at the discretion of the Committee, be permitted to exercise that Option as provided for in this Rule 15.

15.5 To the extent that an Option is not exercised within the periods referred to in this Rule 15, it shall lapse and become null and void.

16. Administration of the ESOS

16.1 The ESOS shall be administered by the Committee in its absolute discretion with such powers and duties as are conferred on it by the Board.

16.2 The Committee shall have the power, from time to time, to make or vary such regulations (not being inconsistent with the ESOS) for the implementation and administration of the ESOS as it thinks fit.

16.3 Any decision of the Committee, made pursuant to any provision of the ESOS (other than a matter to be certified by the Auditors), shall be final and binding (including any decisions pertaining to disputes as to the interpretation of the ESOS or any rule, regulation, or procedure thereunder or as to any rights under the ESOS).

16.4 A Director who is a member of the Committee shall not be involved in its deliberation in respect of Options to be granted to him.

17. Force majeure

The Group and any of its representatives shall not be liable for any failure to perform, or delay in performing, any obligation under this Agreement if the failure or delay results from any circumstance beyond its/their/his reasonable control. Any such affected party shall be entitled to a reasonable extension of the time for performing the relevant obligation.

18. Assignment

Except with the prior written consent of the Company, no party may assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it.

19. Further assurances

At its own cost, each party shall do anything that is required by law or may be reasonably necessary or desirable to implement and give effect to this Agreement.

20. Notices

20.1 Any notice to be given by between the Company and a Participant in connection with the ESOS must be in writing in English and signed by or on behalf of the party giving it. The notice must be addressed and delivered to the intended recipient by hand, by courier, or by email at the email address last notified by the intended recipient to the sender.

20.2 A notice is taken to be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier, or (ii) at the time of transmission if delivered by email. Where delivery occurs outside working hours, notice shall be deemed to have been received at the start of working hours on the next following Business Day.

20.3 The addresses and email addresses of the parties for the purpose of Rule 20.1 are:

Company:	Attention: Head of Investor Relations Address: 8 Amoy Street, #01-01, Singapore 049950 Email: investor@geniusgroup.net
Participant:	Per the Participant's details in his employment contract with the relevant company in the Group

20.4 Each party shall notify the other party in writing of a change to its details in Rule 20.3 from time to time.

21. Whole agreement

21.1 This ESOS sets out the whole agreement between the parties in respect of the subject matter of this ESOS and supersedes any previous draft, agreement, arrangement or

understanding, whether in writing or not, relating to its subject matter. It is agreed that:

(a) no party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other party in relation to the subject matter of this ESOS that is not expressly set out in this ESOS;

(b) any terms or conditions implied by law in any jurisdiction in relation to the subject matter of this ESOS are excluded to the fullest extent permitted by law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c) the only right or remedy of a party in relation to any provision of this ESOS shall be for breach of this ESOS; and

(d) except for any liability in respect of a breach of this ESOS, neither party shall owe any duty of care or have any liability in tort or otherwise to the other party in relation to the subject matter of this ESOS.

21.2 Nothing in this Rule 21 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

22. Waiver

22.1 No failure to exercise, or delay in exercising, any right under this ESOS or provided by law shall affect that right or operate as a waiver of the right. The single or partial exercise of any right under this ESOS or provided by law shall not preclude any further exercise of it.

23. Variation

23.1 No variation of this ESOS shall be valid unless it is in accordance with Rule 13 above.

23.2 If this ESOS is varied:

(a) the variation shall not constitute a general waiver of any provisions of this ESOS;

(b) the variation shall not affect any rights, obligations or liabilities under this ESOS that have already accrued up to the date of variation; and

(c) the rights and obligations of the Parties under this ESOS shall remain in force, except as, and only to the extent that, they are varied.

24. Invalid terms

24.1 Each of the provisions of this ESOS is severable.

24.2 If and to the extent that any provision of this ESOS:

(a) is held to be, or becomes, invalid or unenforceable under the law of any jurisdiction; but

(b) would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this ESOS, nor the validity or enforceability of that provision under the law of any other jurisdiction, shall in any way be affected or impaired as a result of this Rule 24.2.

24.3 The parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the ESOS is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.

25. No third-party enforcement

A person who is not a party to this ESOS shall have no right under the Contracts (Rights of Third Parties) Act (Cap 53B) of Singapore to enforce any of its terms.

26. Terms of employment unaffected

26.1 The ESOS or any Option shall not form part of any contract of employment between the Company or any Subsidiary (as the case may be) and any Participant and the rights and obligations of any individual under the terms of the office or employment with such company within the Group shall not be affected by his participation in the ESOS or any right which he may have to participate in it or any Option which he may hold and the ESOS or any Option shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever.

26.2 The ESOS shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company or any Subsidiary directly or indirectly or give rise to any cause of action at law or in equity against the Company or any Subsidiary.

27. Taxes

All taxes (including income tax) arising from the exercise of any Option granted to any Participant under the ESOS shall be borne by that Participant.

28. Costs and expenses of the ESOS

Save for such costs and expenses expressly provided in the ESOS to be payable by the Participants, including but not limited to any relevant trading and/or exercise fees, all fees, costs and expenses incurred by the Company in relation to the ESOS including but not limited to the fees, costs and expenses relating to the allotment and issue of Shares pursuant to the exercise of any Option shall be borne by the Company.

29. Condition of option

Every Option shall be subject to the condition that no Shares shall be issued pursuant to the exercise of an Option if such issue would be contrary to any law or enactment, or any rules or regulations of any legislative or non-legislative governing body for the time being in force in Singapore or any other relevant country.

30. Disclaimer of liability

Notwithstanding any provisions herein contained and subject to the Act, the Board, the Committee and the Company shall not under any circumstances be held liable for any costs, losses, expenses and damages whatsoever and howsoever arising in respect of any matter under or in connection with the ESOS, including but not limited to the Company's delay in allotting and issuing the Shares.

31. [Deleted]

32. Governing law

The ESOS and any non-contractual obligations arising out of, or in connection with it, shall be governed by, and interpreted in accordance with, Singapore law.

33. Dispute Resolution

33.1 Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (***SIAC***) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (***SIAC Rules***) for the time being in force, which rules are deemed to be incorporated by reference in this rule.

33.2 The seat of the arbitration shall be Singapore.

33.3 The Tribunal shall consist of one arbitrator.

33.4 The language of the arbitration shall be English.

33.5 The law for the arbitration agreement shall be Singapore law.

Schedule A - Genius Group Limited Employee Share Option Scheme (Letter of Offer)

Date: Serial No:

To: [Name]

[Designation]

[Address]

Private and Confidential

Dear Sir/Madam,

1. We have the pleasure of informing you that, pursuant to the Genius Group Limited Employee Share Option Scheme (***ESOS***), you have been nominated to participate in the ESOS by the Committee (the ***Committee***) appointed by the Board of Directors of Genius Group Limited (the ***Company***) to administer the ESOS. Terms as defined in the ESOS shall have the same meaning when used in this letter.

2. Accordingly, in consideration of the payment of a sum of US$1.00, an offer is hereby made to grant you an option (the ***Option***), to subscribe for and be allotted ___________ Shares at the price of US$ ___________ for each Share.

3. The Option is personal, to you and shall not be transferred, charged, pledged, assigned or otherwise disposed of by you, in whole or in part, except with the prior written approval of the Committee.

4. The Option shall be subject to the terms of the ESOS, a copy of which is available for inspection at the business address of the Company. If you wish to accept the offer of the Option on the terms of this letter, please sign and return the enclosed Acceptance Form with a sum of US$1.00 not later than 1 month from the date of this letter by 5:00 p.m. on the aforesaid deadline, failing which this offer will lapse.

Yours faithfully,

For and on behalf of

Genius Group Limited

____

Name:

Schedule B - Genius Group Limited Employee Share Option Scheme (Acceptance Form)

Date: Serial No:

To: The Committee,

Genius Group Limited Employee Share Option Scheme

Closing Date for Acceptance of Offer:		________________________________
Number of Shares Offered:		________________________________
Exercise Price for each Share:	US$	________________________________
Total Amount Payable:	US$	________________________________

I have read your Letter of Offer dated __________ and agree to be bound by the terms of the Letter of Offer and ESOS referred to therein. Terms defined in your Letter of Offer shall have the same meanings when used in this Acceptance Form.

I hereby accept the Option to subscribe for __________ Shares at US$________ for each Share. I enclose cash for US$1.00 in payment for the purchase of the Option/I authorise my employer to deduct the sum of US$1.00 from my salary in payment for the purchase of the Option.

I understand that I am not obliged to exercise the Option.

I confirm that my acceptance of the Option will not result in the contravention of any applicable law or regulation in relation to the ownership of shares in the Company or options to subscribe for such shares.

I agree to keep all information pertaining to the grant of the Option to me confidential.

I further acknowledge that you have not made any representation to induce me to accept the offer and that the terms of the Letter of Offer and this Acceptance Form constitute the entire agreement between us relating to the offer.

Please print in block letters

Name in full	:	______________________________
Designation	:	______________________________
Address	:	______________________________
Nationality	:	______________________________
Signature	:	______________________________
Date	:	

Schedule C - Genius Group Limited Employee Share Option Scheme (<u>Form of Exercise of Option)</u>

Total number of ordinary shares of US$_____ each (the ***Shares***) offered at US$_____ for each Share (the ***Exercise Price***) under the ESOS on __________ (Date of Grant)	: ____________________________
Number of Shares previously allotted thereunder	: ____________________________
Outstanding balance of Shares to be allotted thereunder	: ____________________________
Number of Shares now to be subscribed	: ____________________________

To: The Committee,

Genius Group Limited

1. Pursuant to your Letter of Offer dated ___________ and my acceptance thereof, I hereby exercise the Option to subscribe for _________ Shares in Genius Company Limited at US$ ___________ for each Share.
2. I enclose a *cheque/cashiers order/banker's draft/postal order no. _____________ for US$___________ by way of subscription for the total number of the said Shares.
3. I agree to subscribe for the said Shares subject to the terms of the Letter of Offer, the Genius Group Limited Employee Share Option Scheme and the Constitution of the Company.
4. I declare that I am subscribing for the said Shares for myself and not as a nominee for any other person.
5. I request the Company to allot and issue the Shares in my name.

Please print in block letters

Name in full : ____

Designation : ____

Address : ____

Nationality : ____